AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AURA SYSTEMS, INC.

Aura Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is “Aura Systems, Inc.” The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 2, 1987.

2. Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation of the Corporation was authorized by the Debtor’s First Amended Plan of Reorganization (the “Plan”) under Chapter 11 of the United States Bankruptcy Code, Case No. LA 05-24550 SB. The Plan was confirmed on January 18, 2006 by order of the United States Bankruptcy Court for the Central District of California, Los Angles Division, which court has jurisdiction of the proceeding In re: Aura Systems, Inc., for purposes of reorganization of the Corporation.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

First: The name of the corporation is Aura Systems, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: The total number of shares of stock which the Corporation is authorized to issue is 50,000,000 shares of common stock with a par value of $0.0001 per share.

Fifth: The Corporation is to have perpetual existence.

Sixth: The business and affairs of the Corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

Seventh: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws, except as otherwise provided therein.

Eighth: The Corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

Ninth: A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article Ninth, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Tenth: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, Aura Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 31st day of January, 2006.

AURA SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Marc Hoffman
Marc Hoffman
President

CERTIFICATE OF AMENDMENT OF AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

OF AURA SYSTEMS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Aura Systems. Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation. declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended. said Article shall be and read as follows:

The total number of shares of stock with the Corporation is authorized to issue is 75,000,000 shares of common stock with a par value of $0.000l per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment,

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of March. 2009.

By:	/s/ Melvin Gagerman
Title:	Chairman of the Board and Chief Executive Officer
Name:	Melvin Gagerman

State of Delaware

Secretary of State

Division of Corporations

Delivered 08:00 AM 03/24/2009

FILEDD 08:00 AM 03/24/2009

SRV 090298863 - 2118982 FILE